Exhibit 16.1



Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Consumers Financial Corporation (the Company) and on April 11, 2003, we reported on the consolidated financial statements of the Company as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002. On September
18, 2003, we resigned as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for September 18, 2003, and we agree with such statements.

/s/ Stambaugh Ness, PC

York, Pennsylvania
September 24, 2003